Exhibit 99.1

   Merrill Lynch Reports Record EPS and Net Earnings for the Third
                            Quarter of 2005

    NEW YORK--(BUSINESS WIRE)--Oct. 18, 2005--Merrill Lynch:

    -- Net Earnings Per Diluted Share of $1.40, up 51% from 2004; Net Earnings of $1.4 Billion; Net Revenues of $6.7 Billion

    --  EPS and Net Earnings for the First Nine Months Also Set
        All-Time Records

    Merrill Lynch (NYSE:MER) today reported third quarter 2005 net earnings per diluted share of $1.40, up 51% from $0.93 for the year-ago quarter and 23% from the second quarter of 2005. Pre-tax earnings of $1.9 billion increased 60% from the prior-year period, and net earnings of $1.4 billion were up 49%. These are the highest quarterly earnings per diluted share, pre-tax earnings and net earnings Merrill Lynch has ever generated.
    Third quarter net revenues of $6.7 billion were up 38% from the prior-year quarter and 6% from the second quarter, as net revenues increased both sequentially and year-over-year in all three business segments. The third quarter pre-tax profit margin was 29.0%, up four percentage points from the prior-year quarter. The annualized return on average common equity increased to 17.2%, almost five percentage points higher than the 2004 third quarter.


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    Net earnings per diluted share for the first nine months of 2005 were $3.76, up 18% from the first nine months of 2004. Pre-tax earnings of $5.2 billion increased 21% from the prior-year period, on net revenues that grew 19%, to $19.2 billion. Net earnings of $3.7 billion increased 15% over the 2004 period. These are record nine-month earnings per diluted share, pre-tax earnings and net earnings for Merrill Lynch. The pre-tax profit margin for the first nine months of 2005 was 27.0%, also a record, and the annualized return on average common equity was 15.7%.
    "We are very pleased with our performance in the quarter," said Stan O'Neal, chairman and chief executive officer of Merrill Lynch. "Our broad scope of investments over the past two years--in new people, businesses and technology-- has enhanced our ability to serve clients and grow our business. As these investments mature, they will further enhance our capabilities and results."

    Business Segment Review:

    Global Markets and Investment Banking (GMI)

    GMI's third quarter results demonstrated the benefits of targeted investments for diversification and profitable growth.

    -- GMI's third quarter 2005 net revenues were $3.6 billion, up 63% from the year-ago quarter and 6% from the second quarter. Pre-tax earnings for GMI set a new record at $1.3 billion, up 67% from the year-ago quarter and 17% from the second quarter. Compared with the prior-year period, pre-tax earnings were driven by increased net revenues in each major GMI business. Sequentially, the increase was driven by increased net revenues from the Global Markets businesses, as well as the impact of the recent ruling in litigation related to the 2001 sale of a GMI energy trading business. The third quarter pre-tax profit margin was 35.4%.

    -- Global Markets net revenues increased 73% from the 2004 third quarter and 9% from the second quarter. Debt Markets achieved record quarterly net revenues, and Equity Markets generated its strongest net revenues in 18 quarters.


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    Compared with the prior-year period, Debt Markets net revenues increased 57%, driven by higher net revenues in all major business lines, particularly principal investing, the commodities business acquired in November 2004, and credit products. Sequentially, Debt Markets net revenues were up 4%, as increases in net revenues from principal investing and commodities were partially offset by a decline in revenues from trading interest rate and credit products.
    Equity Markets net revenues increased 104% over the prior-year quarter and 17% from the second quarter. Year-over-year, the increase was broad-based, with equity-linked and cash equity trading, private equity, and equity financing and services all contributing to higher revenues. Sequentially, increases in net revenues from equity-linked trading, cash equity trading and equity financing and services were partially offset by a decrease in private equity revenues.

    -- Investment Banking net revenues were 33% higher than the 2004 third quarter as debt origination, merger and acquisition advisory and equity origination revenues all increased. Net revenues declined 5% from the strong second quarter, as an increase in debt origination revenues was more than offset by declines in advisory and equity origination net revenues.

    -- GMI's year-to-date pre-tax earnings were a record $3.5 billion, up 22% from the prior year period, on record net revenues that rose 28%, to $10.4 billion. The year-to-date pre-tax profit margin was 33.8%.

    Global Private Client (GPC)

    GPC generated record pre-tax earnings and margins in the third quarter, demonstrating solid operating leverage as the business continues to execute its strategy of revenue and product diversification, annuitization, client segmentation and growth in Financial Advisor (FA) headcount and productivity. GPC also generated strong net inflows of both annuitized and total client assets.

    -- GPC's third quarter 2005 net revenues were $2.7 billion, up 16% from the year-ago quarter. The increase was driven by record fee-based revenues, record net interest profit from bank-related activities and stronger client transaction and origination volumes, which more than offset a decline in revenues from the sales of mortgages. GPC's third quarter pre-tax earnings of $590 million increased 43% from the year-ago quarter, and the pre-tax margin of 21.9% was up more than four percentage points, demonstrating the operating leverage inherent in GPC's scale platform.

    -- Total assets in GPC accounts increased 8% from the year-ago quarter, to $1.4 trillion. Net client assets into annuitized products were $9.6 billion for the quarter, reaching a record level of $31.2 billion for the first nine months. Total net new money was $10.6 billion for the quarter and $29.2 billion for the first nine months.


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    --  FA headcount grew by approximately 270 during the quarter, reaching 14,690 at quarter-end, as GPC continues to actively recruit and train FAs. Turnover of top producing FAs remained low.

    -- During the third quarter, Merrill Lynch announced that it has agreed to acquire The Advest Group, Inc., which has approximately 500 FAs. This transaction is expected to close in the fourth quarter. The firm also announced that it has entered into a definitive agreement to establish a private banking and wealth management joint venture in Japan with Mitsubishi Tokyo Financial Group. This venture is expected to commence operations in the first half of 2006.

    -- For the first nine months of 2005, GPC's net revenues increased 9% to $7.9 billion, and pre-tax earnings were a record $1.6 billion, up 15% from the 2004 period. GPC's year-to-date pre-tax profit margin was a record 19.8%, up one percentage point from 18.8% in the first nine months of 2004.

    Merrill Lynch Investment Managers (MLIM)

    MLIM produced strong pre-tax earnings and record margins on revenue growth resulting from favorable market conditions and improving net flows. MLIM continued to focus on broadening the distribution of its products and maintaining operating discipline during the third quarter.

    -- MLIM's third quarter 2005 net revenues were $456 million, up 22% from the 2004 third quarter, driven principally by higher average long-term asset values, as well as an improvement in the fee profile of assets under management. Pre-tax earnings were $162 million, up 46% from the year-ago quarter due primarily to higher net revenues, but also lower non-compensation expenses, which included a net insurance recovery of $15 million related to previous litigation. MLIM's pre-tax margin was 35.5%.

    -- Firmwide assets under management totaled $524 billion at the end of the third quarter, up 10% from a year ago. Net inflows for the quarter were $12 billion, the highest net inflows in 19 quarters, with particular strength in the Americas institutional, European institutional and European third-party retail channels. Additionally, MLIM's acquisition of the Philips pension business added $18 billion of assets under management.

    -- More than 70% of global assets under management were ahead of their respective benchmarks or category medians for the three- and five-year periods ended August 2005.

    -- MLIM's pre-tax earnings for the first nine months of 2005 were a record $410 million, up 24% from the prior year period, on net revenues that grew 10%, to $1.3 billion. The year-to-date pre-tax profit margin was a record 32.2%, an increase of nearly four percentage points over the first nine months of 2004.


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    Compensation Expenses

    Compensation and benefits expenses were $3.3 billion, or 48.7% of net revenues for the third quarter of 2005, compared to 47.1% in the year-ago quarter. Year-to-date compensation expenses were 49.2% of net revenues, in line with the prior-year period.

    Non-compensation Expenses

    Overall, non-compensation expenses were $1.49 billion for the third quarter of 2005, up 11% from the year-ago quarter and down 6% from the 2005 second quarter. Non-compensation expenses as a percentage of net revenues decreased from nearly 28% in last year's third quarter to 22% this quarter.
    Details of the significant changes in non-compensation expenses from the third quarter of 2004 are as follows:

    -- communications and technology costs were $405 million, up 12% due primarily to higher systems consulting costs related to investments for growth, including acquisitions, and higher market information and communications costs;

    -- occupancy costs and related depreciation were $235 million, up 7% principally due to higher office rental expenses, including the impact of acquisitions;

    -- professional fees were $173 million, up 5% due principally to an increase in recruitment costs and other professional fees;

    -- advertising and market development costs were $138 million, up 9% due primarily to higher travel expenses associated with increased activity levels and increased sales promotion and advertising costs;

    -- expenses of consolidated investments totaled $91 million, up from $47 million, due principally to minority interest expenses associated with the related increase in revenues from consolidated investments; and

    -- other expenses were $211 million, up from $188 million, due primarily to increases in certain taxes and training related expenses, partially offset by the reversal of litigation provisions in GMI and the net insurance recovery in MLIM.

    Income Taxes

    Merrill Lynch's effective tax rate was 28.9% for the third quarter, bringing the effective rate to 28.4% for the first nine months, just over four percentage points higher than 24.3% for the first nine months of 2004. The higher rate in 2005 results from the net impact of the change in business mix, tax settlements and the utilization of Japanese net operating loss carryforwards, which reduced the effective tax rate in 2004.

    Staffing

    Merrill Lynch's full-time employees totaled 53,100 at the end of the third quarter of 2005, a net increase of 1,300 during the quarter, resulting primarily from the acquisitions completed during the quarter, seasonal hiring into training programs and FA recruiting.


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    Share Repurchases

    As part of its active management of equity capital, Merrill Lynch repurchased 14.7 million shares of its common stock during the third quarter at an average price of $58.26 per share.

    Jeff Edwards, senior vice president and chief financial officer, will host a conference call today at 10:00 a.m. ET to discuss the company's 2005 third quarter results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers). On-demand replay of the webcast will be available from approximately 1:00 p.m. ET today at the same web address.

    Merrill Lynch is one of the world's leading wealth management, capital markets and advisory companies with offices in 36 countries and territories and total client assets of approximately $1.7 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets. Firmwide, assets under management total $524 billion. For more information on Merrill Lynch, please visit www.ml.com.


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    Merrill Lynch may make forward-looking statements, including, for example, statements about management expectations, strategic objectives, growth opportunities, business prospects, investment banking backlog, anticipated financial results, the impact of off balance sheet arrangements, significant contractual obligations, anticipated results of litigation and regulatory investigations and proceedings, and other similar matters. These forward-looking statements are not statements of historical facts and represent only Merrill Lynch's beliefs regarding future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch's control, which affect the operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, financial market volatility; actions and initiatives taken by current and potential competitors; general economic conditions; the effect of current, pending and future legislation, regulation, and regulatory actions; and the other additional factors described in Merrill Lynch's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in its subsequent reports on Form 10-Q and Form 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.

    Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures Merrill Lynch may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.


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